Exhibit 99.1

BioTelemetry, Inc. Reports Second Quarter 2018 Financial Results
Company Delivers Record Results
Raises Full-Year Guidance

Malvern, PA – July 25, 2018 – BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote and wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the second quarter ended June 30, 2018.
Quarter Highlights

✓	Recognized highest quarterly revenue in the Company’s history of $101.4 million

✓	Exceeded 14% year over year organic revenue growth

✓	Achieved 24th consecutive quarter of year over year revenue growth

✓	Realized GAAP net income attributable to BioTelemetry, Inc. of $10.4 million or 10.3% of revenue

✓	Realized record quarterly adjusted EBITDA of $29.1 million, or 28.7% of revenue

✓	Achieved $30.0 million of annualized synergies from the integration of LifeWatch with approximately $7.5 million of synergies in the quarter
President and CEO Commentary
Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “The second quarter was exceptional as we generated the highest revenue, GAAP pre-tax income and adjusted EBITDA in the Company’s history. These results exceeded our expectations, illustrating a strong competitive position and further validating our strategy. Driving the more than 14% organic revenue growth was an 11% increase in MCT patient volume, a favorable payor mix, as well as our third consecutive quarter of over 20% growth in Research revenue. Additionally, our adjusted EBITDA margin reached 28.7%, bolstered by strong top line growth and the $7.5 million of synergies realized in the quarter. In less than twelve months post-acquisition, we have achieved our objective of $30 million of annualized synergies, making the integration of LifeWatch a tremendous success.
“We offer customers the most accurate and advanced technology, supported by the most productive team of sales professionals in our industry, which we expect will drive double digit MCT and extended Holter growth for the foreseeable future. This increased volume, coupled with the Research momentum, gives us confidence that 2018 will be a record year for us. As a result, we are revising our full-year outlook for revenue to be $392 million to $395 million with an adjusted EBITDA margin of approximately 26%.”
Second Quarter Financial Results
Revenue for the second quarter 2018 was $101.4 million compared to $58.1 million for the second quarter 2017, an increase of $43.2 million, or 74.4%.
Gross profit for the second quarter 2018 was $65.8 million, or 64.9% of revenue, compared to $36.0 million, or 61.9% of revenue, for the second quarter 2017.

On a GAAP basis, net income attributable to BioTelemetry, Inc. for the second quarter 2018 was $10.4 million, or $0.29 per diluted share, compared to net income of $1.7 million, or $0.05 per diluted share, for the second quarter 2017.
On an adjusted basis1, net income attributable to BioTelemetry, Inc. for the second quarter 2018 was $16.3 million, or $0.46 per diluted share. This compares to adjusted net income of $7.4 million, or $0.23 per diluted share, for the second quarter 2017. This increase was attributable to the addition of LifeWatch, the organic revenue growth and synergies gained from the integration of LifeWatch. The details regarding adjusted net income are included in the reconciliation tables included in this release.
1 The Company believes that providing non-GAAP financial measures offers a meaningful representation of our performance, as we exclude expenses that are not necessary to support our ongoing business. Please refer to our “Reconciliation of GAAP to Non-GAAP Financial Measures” in this release for additional information.
Conference Call
BioTelemetry, Inc. will host an earnings conference call on Wednesday, July 25, 2018, at 5:00 PM Eastern Time. The call will be webcast on the investor information page of our website, www.gobio.com/investors/events. The call will be archived on our website for two weeks.
About BioTelemetry
BioTelemetry, Inc. is the leading remote and wireless medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide cardiac monitoring, mobile blood glucose monitoring, centralized medical imaging, and original equipment manufacturing that serves both the Healthcare and Clinical Research industries.  More information can be found at  www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in our future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Examples of forward-looking statements include statements we make regarding our ability to increase demand for our products and services, to leverage our Mobile Cardiac Outpatient Telemetry platform to expand into new markets, to grow our market share, our expectations regarding revenue trends in our segments and the achievement of cost efficiencies through process improvements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things: our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business; our ability to educate physicians and continue to obtain prescriptions for our products and services; changes to insurance coverage and reimbursement levels by Medicare and commercial payors for our products and services; our ability to attract and retain talented executive management and sales personnel; the commercialization of new competitive products; our ability to obtain and maintain required regulatory approvals for our products, services and manufacturing facilities; changes in governmental regulations and legislation; our ability to obtain and maintain adequate protection of our intellectual property;

acceptance of our new products and services; adverse regulatory action; interruptions or delays in the telecommunications systems that we use; our ability to successfully resolve outstanding legal proceedings; and the other factors that are described in “Part I; Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2017.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact:     BioTelemetry, Inc.
Heather C. Getz
Investor Relations
Executive Vice President, Chief Financial Officer
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenue	$101,360	$58,129	$195,856	$114,010
Cost of revenue	35,605	22,162	72,053	45,134
Gross profit	65,755	35,967	123,803	68,876
Gross profit %	64.9%	61.9%	63.2%	60.4%

Operating expenses:
General and administrative	28,741	14,366	55,460	30,283
Sales and marketing	11,075	7,631	22,415	15,332
Bad debt expense	6,875	2,416	11,754	5,207
Research and development	2,733	2,515	6,022	4,948
Other charges	5,208	4,651	10,293	6,390
Total operating expenses	54,632	31,579	105,944	62,160

Income from operations	11,123	4,388	17,859	6,716

Other expense:
Interest expense	(2,684)	(392)	(4,574)	(781)
Loss on equity method investment	(45)	(101)	(184)	(196)
Other non-operating income/(expense), net	550	(899)	737	(3,413)
Total other expense:	(2,179)	(1,392)	(4,021)	(4,390)

Income before income taxes	8,944	2,996	13,838	2,326
Benefit from/(provision for) income taxes	1,500	(1,270)	1,642	(404)
Net income	10,444	1,726	15,480	1,922

Net loss attributable to noncontrolling interests	—	—	(946)	—

Net income attributable to BioTelemetry, Inc.	$10,444	$1,726	$16,426	$1,922

Net income per common share:
Basic	$0.32	$0.06	$0.51	$0.07
Diluted	$0.29	$0.05	$0.46	$0.06

Weighted average number of common shares outstanding:
Basic	32,435	28,687	32,227	28,558
Diluted	35,578	31,673	35,414	31,494

BioTelemetry, Inc.
Summary Financial Data
(Unaudited)

(In thousands)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$39,434	$36,022
Healthcare accounts receivables, net	35,332	25,190
Other receivables, net	14,601	13,296
Working capital	59,249	39,153
Total assets	548,375	524,562
Total indebtedness	202,489	204,865
Total equity	273,201	249,703

Summary Cash Flow Data
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Cash provided by operating activities	7,062	6,080	16,136	10,733
Capital expenditures	(5,999)	(3,230)	(9,937)	(6,197)

Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
(Unaudited)	June 30, 2018
(In thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.
GAAP	$11,123	$8,944	$10,444	$0.29
Non-GAAP adjustments:
Other charges (a)	5,208	5,208	5,208	0.15
LifeWatch amortization (b)	3,350	3,350	3,350	0.09
Other expense adjustment (c)		(748)	(748)	(0.02)
Income tax effect of adjustments (d)	—	—	(1,931)	(0.05)
Non-GAAP Adjusted	$19,681	$16,754	$16,323	$0.46

	Three Months Ended
(Unaudited)	June 30, 2017
(In thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.
GAAP	$4,388	$2,996	$1,726	$0.05
Non-GAAP adjustments:
Other charges (a)	4,651	4,651	4,651	0.15
Other expense adjustment (c)	—	898	898	0.03
Income tax effect of adjustments (d)	—	—	(1,887)	(0.06)
NOL utilization (e)	—	—	2,024	0.06
Non-GAAP Adjusted	$9,039	$8,545	$7,412	$0.23

a)
In the second quarter 2018, other charges of $5.2 million consisted of $2.2 million related to the integration of the LifeWatch acquisition, a $1.8 million reserve for a note receivable with a bankrupt customer, $0.8 million for patent litigation and $0.4 million of other expense including legal and depreciation. In the second quarter 2017, other charges of $4.7 million were due to $3.4 million of professional and legal fees related to the LifeWatch acquisition, $0.7 million for ongoing patent litigation and $0.6 million related to other restructuring activities.

b)
In the second quarter 2018, we recognized $3.4 million of expense related to the amortization of intangibles as a result of the LifeWatch acquisition. We have excluded the LifeWatch amortization of intangibles from adjusted net income for year over year comparative purposes. This amortization was recorded as a component of general and administrative expense.

c)
In the second quarter 2018, we incurred $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition. This was offset by an unrealized foreign exchange gain of $1.0 million associated with our uncertain tax positions. In the second quarter 2017, we incurred $0.9 million of expense for a foreign currency option related to the acquisition of LifeWatch. These expenses were recorded as a component of other expense.

d)	Represents the tax effect of the non-GAAP adjustments.

e)
During the fourth quarter 2016, we released the tax valuation allowance on our net deferred tax assets. The benefit from this release was excluded from our 2016 adjusted results. Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes we reported a tax rate of 42.4% for the second quarter 2017. After giving effect to taxes at the estimated annual effective tax rate of 34% on the other adjustments, the utilization of net operating loss carryforwards had a $2.0 million positive impact on the second quarter 2017.

	Six Months Ended
(Unaudited)	June 30, 2018
(In thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.
GAAP	$17,859	$13,838	$16,426	$0.46
Non-GAAP adjustments:
Other charges (f)	10,293	10,293	10,293	0.29
LifeWatch amortization (g)	6,585	6,585	6,585	0.19
Other expense adjustment (h)		(748)	(748)	(0.02)
Income tax effect of adjustments (i)	—	—	(2,364)	(0.07)
Non-GAAP Adjusted	$34,737	$29,968	$30,192	$0.85

	Six Months Ended
(Unaudited)	June 30, 2017
(In thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.
GAAP	$6,716	$2,326	$1,922	$0.06
Non-GAAP adjustments:
Other charges (f)	6,390	6,390	6,390	0.20
Performance bonus (stock-based comp) (j)	1,533	1,533	1,533	0.05
Dept. of Health and Human Services settlement (k)	—	2,500	2,500	0.08
Other expense adjustment (h)	—	898	898	0.03
Income tax effect of adjustments (i)	—	—	(3,849)	(0.12)
NOL utilization (l)	—	—	2,957	0.09
Non-GAAP Adjusted	$14,639	$13,647	$12,351	$0.39

f)
In the six months ended June 30, 2018, other charges of $10.3 million consisted of $7.2 million related to the integration of LifeWatch, a $1.8 million reserve for a note receivable with a bankrupt customer, $1.2 million for patent litigation, $0.8 million of other expense including legal, professional fees and depreciation, partially offset by a $0.7 million reduction in contingent consideration related to a 2016 acquisition. In the six months ended June 30, 2017, other charges of $6.4 million were due to $5.0 million of transaction costs associated with the LifeWatch acquisition, $0.6 million related to other restructuring activities, $0.5 million for patent litigation and $0.3 million for other expenses.

g)
In the six months ended June 30, 2018, we recognized $6.6 million of expense related to the amortization of intangibles as a result of the LifeWatch acquisition. We have excluded the LifeWatch amortization of intangibles from adjusted net income for year over year comparative purposes. This amortization was recorded as a component of general and administrative expense.

h)
In the six months ended June 30, 2018, we incurred $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition. This was offset by an unrealized foreign exchange gain of $1.0 million associated with our uncertain tax positions.In the six months ended June 30, 2017, we incurred $0.9 million of expense for a foreign currency option related to the acquisition of LifeWatch. These expenses were recorded as a component of other expense.

i)	Represents the tax effect of the non-GAAP adjustments.

j)
In the six months ended June 30, 2017, we incurred $1.5 million of expense for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation upon the achievement of the second performance measure. The first of the two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time. This is a nonrecurring expense for us and is the only time in our history when such a bonus was awarded to a third party. There are no additional agreements outstanding of this nature. This expense was recorded as a component of general and administrative expense.

k)
In the six months ended June 30, 2017, we reached a $2.5 million settlement with the United States Department of Health and Human Services - Office for Civil Rights. This was related to the conclusion of an investigation into the theft of two unencrypted laptop computers that occurred in 2011. This expense was recorded as a component of other expense.

l)
During the fourth quarter 2016, we released the tax valuation allowance on our net deferred tax assets. The benefit from this release was excluded from our 2016 adjusted results. Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes we reported a tax rate of 17.4% for the six months ended June 30, 2017. After giving effect to taxes at the estimated annual effective tax rate of 34% on the other adjustments, the utilization of net operating loss carryforwards had a $3.0 million positive impact on the first half 2017.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income attributable to BioTelemetry, Inc. - GAAP	$10,444	$1,726	$16,426	$1,922
Net loss attributable to noncontrolling interest	—	—	(946)	—
Provision for/(benefit from) income taxes	(1,500)	1,270	(1,642)	404
Total other expense	2,179	1,392	4,021	4,390
Other charges	5,208	4,651	10,293	6,390
Depreciation and amortization	9,937	3,825	19,694	7,540
Stock compensation expense	2,858	1,142	4,923	4,200
Non-GAAP Adjusted EBITDA	$29,126	$14,006	$52,769	$24,846
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”), this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”). These Non-GAAP financial measures include adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc. and adjusted EBITDA. In accordance with Regulation G of the Securities and Exchange Commission, we have provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.
These Non-GAAP financial measures are not intended to replace GAAP financial measures. They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into our ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results. Management uses these Non-GAAP financial measures to assess the financial health of our ongoing operating performance. Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.
Adjusted net income attributable to BioTelemetry, Inc. for the second quarter 2018 excludes other charges of $5.2 million driven by $2.2 million of expense related to the integration of LifeWatch, a $1.8 million reserve for a note receivable from a bankrupt customer, $0.8 million for patent litigation and $0.4 million of other expenses including legal and depreciation. Adjusted net income for the second quarter 2018 also excludes $3.4 million of amortization expense related to LifeWatch intangibles and $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition as well as an unrealized foreign exchange gain of $1.0 million associated with our uncertain tax positions. By excluding expenses that are considered not necessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, we believe these Non-GAAP financial measures offer a meaningful representation of our ongoing operating performance. Included in these excluded items are transaction related expenses, primarily severance, legal and professional fees, legal fees related to patent litigation, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items. These excluded charges are not part of the ongoing operations, and therefore, not reflective of our core operations. We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for us. We commenced patent litigation proceedings after we uncovered specific evidence of four distinct cases of misappropriation and infringement. We can choose to resolve the outstanding matters and terminate the expense at any time. We also included the income tax effect of these adjustments.
Adjusted net income attributable to BioTelemetry, Inc. for the second quarter 2017 excludes $4.7 million of other charges resulting from $3.4 million of professional and legal fees related to the LifeWatch acquisition, $0.7 million of patent litigation expense and $0.6 million for other restructuring activities. Adjusted net income for the second quarter 2017 also excludes a $0.9 million expense for a foreign currency option related to the acquisition of LifeWatch, the tax effect of all of the adjustments, as well as the impact from the utilization of our net operating loss carryforwards.
In addition to adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc. and adjusted net income per diluted share attributable to BioTelemetry, Inc., we also present adjusted EBITDA. This Non-GAAP financial measure excludes income taxes, interest, noncontrolling interest, other charges, other excluded items included in other income, depreciation and amortization and stock compensation expense. EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies. Adjusting our EBITDA for other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations. In addition, we also add back stock-based compensation expense because it is non-cash in nature. Other companies in our industry may calculate adjusted EBITDA in a different manner.